STATE OF DELAWARE

CERTIFICATE OF TRUST

OF

O'CONNOR MULTI-STRATEGY FUND OF FUNDS

This Certificate of Trust of O'Connor Multi-Strategy Fund of Funds (the "Trust") is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the "Act").

1.           Name.  The name of the trust formed hereby is O'Connor Multi-Strategy Fund of Funds.

2.           Registered Office; Registered Agent.  The business address of the Trust's registered office in the State of Delaware is Corporation Services Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle (Zip Code 19808). The name of its registered agent at such address is Corporation Service Company.

3.           Investment Company.  The Trust will become, prior to the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.           Effective Date.  This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ William J. Ferri
Name:  William J. Ferri
Title:    Initial Trustee